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                                SERVICE AGREEMENT

                  This Agreement is made this 1st day of July, 1993 by and between FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York trust company whose principal office is located at 14 Wall Street, Suite 4680, New York, New York 10005 ("FCT") and 1838 BOND DEBENTURE TRADING FUND, INC., a Delaware corporation whose principal office is located at 100 Matsonford Road, Radnor, Pennsylvania 19087 ("Customer").

                  WHEREAS, FCT is in the business of providing transfer agent, registrar and other services to certain customers and is willing to provide such services to Customer and act as Customer's agent; and

                  WHEREAS, Customer wishes FCT to perform such services on its behalf and wishes to appoint FCT as agent for Customer on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the terms and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Certain Definitions.

                  (a) "Additional Services" shall mean any and all services which are not Services as set forth in Schedule A, but performed by FCT upon request of Customer.

                  (b) "Agreement" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

                  (c) "Annual period" shall mean each one year period commencing on the Effective Date.

                  (d) "Effective Date" shall mean the date first stated above.

                  (e) "Out-Of-Pocket Expenses" shall mean any and all reasonable expenses deemed necessary or desirable by FCT in connection with the provision of Services or Additional Services to Customer. Out-Of-Pocket Expenses shall include, but are not limited to, the following:

                           (i)      postage;

                           (ii) Paper stocks and printing costs for dividend checks, statements, envelopes, tax and other forms;

                           (iii) brokers, registrars, banks and stock exchange fees;

                           (iv) long distance telephone, WATS telephone and all 800 number service and usage telephone charges not associated with the performance of Services;


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                           (v)      Other specific Out-Of-Pocket Expenses such
                                    as (a) freight and shipping (air and
                                    surface); (b) applicable insurance premiums in connection with securities mailings; (c) taxes (sales tax associated with the procurement of material from vendors and excise tax applicable to services not included in Schedule A); (d) travel expenses incurred at the request of Customer; (e) messenger and courier services; (f) archiving of canceled certificates; (g) p.o. box rentals; (h) computer tapes requested by Customer; and (i) automated clearing house processing fees; and

                           (vi) Such other reasonable expenses paid or incurred by FCT in connection with this Agreement.

                  (f) "Schedule of Fees" shall mean the fees set forth in schedule C attached hereto.

                  (g) "Services" shall mean any and all services as further described in Schedule A attached hereto.

                  (h) "Stock" shall mean Customer's common stock, par value ____ per share.

         2. Appointment.

                  (a) As of the Effective Date, Customer hereby appoints and authorizes FCT to act as (i) transfer agent for the transfer of stock certificates and registrar for the registration of Stock certificates for all shares of Stock authorized by Customer's Certificate of Incorporation, (ii) custodian of stockholder records and such other records as FCT may deem necessary or desirable, (iii) dividend disbursing agent for the purpose of disbursing dividends payable on the Stock, (iv) administrator of Customer's Dividend Reinvestment Plan, and (v) to take any and all other actions deemed necessary or desirable by Pa in connection with this Agreement.

                  (b) In connection with the original issuance of any Shares of stock, Customer hereby authorizes and directs FCT to (i) record and countersign certificates signed by or bearing the facsimile signature of the officers of Customer authorized by Customer by-laws to sign such certificates, in such names and in such amounts as Customer may direct in a writing signed by its President or Vice President and attested to by its Secretary or an Assistant Secretary under Customer's corporate seal. Such writing shall state that the issuance of such shares has been duly authorized by the Board of Directors of Customer and shall request FCT to deliver the certificates to or upon the written order of the President, Secretary, or Assistant Secretary of Customer and (ii) transfer on its records, from time to time, certificates for all shares of Stock as may be surrendered for transfer, and, upon cancellation thereof , to countersign new certificates for a like amount of Stock, which have been duly signed as set forth in sub-section 2(b)(i) hereof and to deliver such certificates.

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                  (c) FCT may adopt as part of its records all lists of holders of record of Customer's Stock, books, documents and records which have been employed by any former agent of Customer for the maintenance of the ledgers for such shares, provided such ledger is certified by an officer of Customer to be true, authentic and complete. Customer hereby indemnifies and holds FCT harmless from and against any and all losses, claims, fines, penalties or other damages incurred, directly or indirectly, by FCT arising from, or in any way related to, any actions taken or omitted to be taken by any former agent of Customer.

                  (d) Customer shall, if applicable, inform FCT as to (i) the existence or termination of any restrictions on the transfer of Stock and in the application to or removal from any certificate of Stock of any legend restricting the transfer of such Stock or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Stock reserved for specific purposes, (iii) any outstanding shares which are exchangeable for Stock and the basis for exchange, (iv) reserved Stock subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

                  (e) Customer shall provide to FCT (i) certified copies of resolutions appointing FCT as Customer's transfer agent; (ii) copies of the by-laws of Customer, with all amendments of said by-laws, certified by the Secretary or an Assistant Secretary of customer; (iii) a copy of the articles of incorporation of Customer with all amendments, certified by the Secretary or Assistant Secretary of Customer; (iv) specimens of all forms of stock certificates, including certificates heretofore issued and exchangeable for present certificates, adopted by Customer and certified to be true and correct specimens by the Secretary or Assistant Secretary of Customer; (v) opinion of counsel for Customer, dated as of the day prior to the Effective Date, covering the validity of the Stock and its registration under the Securities Act of 1933, as amended, and its registration or qualification under the securities laws of each state in which registration or qualification is necessary, of all shares thereof already outstanding and all unissued shares then proposed to be issued, or stating specifically why such registration or qualification is unnecessary, and stating what (if any) approval or consent of any commission or governmental body to such issue is necessary, together with copy of any such approval or consent certified by an appropriate official; (vi) list of the duly elected officers of Customer authorized to sign the Stock certificates and to give instructions to FCT, with specimen signatures of such officers, certified by the Secretary or Assistant Secretary of Customer, and on which FCT may rely as altered from time to time by Certificates of Change received from the Secretary or the Assistant Secretary of Customer; (vii) list of stockholders showing name and address, certificate numbers of outstanding shares, the number of shares represented by each certificate, the number of shares held by each stockholder, the date of issuance of each certificate and a list of certificates against which stops have been placed, certified by an officer of Customer (in lieu of a list, the stock ledger, certified to be correct by an officer of Customer, may be delivered); (viii) instructions with respect to the persons to whom advices of original issues and transfer or retirement of certificates for shares of Stock are to be sent, (ix) a certification of the outstanding shares of Stock executed by the Secretary or Assistant Secretary as of the day prior to the Effective Date and (x) a certificate to be filed with he New York State Tax Commission.

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                  (f) Customer hereby agrees to provide FCT, from time to time, with certified copies of any amendment of its by-laws or articles of incorporation and any written direction under sub-section 2(b) hereof, the opinion of counsel and any other documents provided for in sub-section 2(e) of this Agreement, in respect of the Stock then to be issued.

                  (g) FCT represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

                  (h) In the event any certificate representing Stock is lost, stolen, destroyed or otherwise, Customer authorizes FCT, in FCT's sole discretion, to issue and countersign a replacement certificate or certificates for the number of shares represented by such lost, stolen, or destroyed certificates upon being furnished with an affidavit of loss, theft or destruction and an open penalty bond of indemnity in form satisfactory to FCT, and to register such replacement certificate or certificates.

                  (i) Customer shall deliver to FCT an appropriate supply of Stock certificates, which certificates shall provide a signature panel for use by an officer of FCT to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered

         3. Dividend Disbursing.

                  (a) Upon receipt of a written notice from the President, any Vice President, Assistant Secretary, Treasurer or Assistant Treasurer of Customer declaring the payment of a dividend, FCT shall disburse such dividend payments provided that in advance of such payment, Customer furnishes FCT with sufficient funds. The payment of such funds to FCT for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Customer shareholders whether in trust or in contract or otherwise.

                  (b) Customer hereby authorizes FCT to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and FCT shall issue and deliver duplicate checks in replacement thereof.

                  (c) FCT is hereby authorized to deduct from all dividends declared by Customer and disbursed by FCT, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

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         4. Purchase of Services.

                  During the term of the Agreement, Customer will purchase, and FCT will provide, any and all services at such fees as set forth in further detail in the Schedule of lees and any Additional services reasonably requested by Customer at such fees as mutually agreed to by the parties. After the third Annual Period, and for each Annual Period subsequent thereto, at the sole discretion of FCT, the fees hereunder may be subject to an automatic increase, which increase shall be equal to the percentage change in the Metropolitan New York Consumer Price Index announced for the immediately preceding Annual Period. After the third Annual Period, FCT reserves the right to change from time to time any fees set forth in the Schedule of Fees upon notice to Customer.

         5. Billing and Payment.

                  (a) During each Annual Period, FCT will invoice Customer on a monthly basis for services, Additional Services, Out-Of-Pocket Expenses and all other fees and expenses incurred by Customer during such period. Customer will make payment to FCT by check, or other means acceptable to FCT, within thirty
(30) days of the date of such invoice.

                  (b) FCT may give Customer up to fifteen (15) days advance written notice of an amount required to be deposited by FCT with the U.S. Postal Service with respect to postage expenses, in which event, Customer shall remit such amount to FCT not later than the due date f or such deposit.

                  (c) The parties agree that, notwithstanding the termination or this Agreement, all amounts due and owing shall be paid to FCT in accordance with the terms stated herein.

         6. Representations and Covenants of Customer.

                  Customer represents and warrants as follows:

                  (a) Customer is a corporation duly incorporated and validly existing under the laws of its State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform all of its duties and obligations under this Agreement. The execution, delivery and performance of this Agreement by Customer have been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of Customer enforceable against customer in accordance with its terms.

                  (b) The execution, delivery and performance of this Agreement by Customer will not violate, conflict with or result in the breach of any tern, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Customer is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Customer (iii) or the certificate of incorporation, by-laws, or any securities of Customer or any material agreement to which Customer is a party.


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                  (c) During the term of this Agreement, Customer will deliver to FCT such opinions of counsel, duly certified resolutions of boards of directors and such other certifications or documents, reasonably satisfactory in form and substance to FCT and its counsel, as FCT in its reasonable judgement deems necessary or desirable to effect the purposes of this Agreement.

                  (d) Customer shall notify FCT as soon as possible in advance of any stock split, stock dividend or similar event which may effect the Stock, and any bankruptcy, insolvency moratorium or other proceeding in respect of customer affecting the enforcement of creditor's rights.

         7. Representations and covenants of FCT.

                  FCT represents and warrants as follows:

                  (a) FCT is a trust company duly organized and validly existing under the New York State Banking Law and has full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by FCT have been duly authorized by all necessary corporate action and constitutes the legal, valid and binding obligation of FCT enforceable against FCT in accordance with its terms.

                  (b) The execution, delivery and performance of the Agreement by FCT will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to,
(i) any existing law, ordinance, or governmental rule or regulation to which FCT is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to FCT, (iii) the incorporation documents or by-laws of, or any material agreement to which FCT is a party.

         8. Confidential Information.

                  (a) FCT shall keep confidential any and all technical information, data and other information concerning the business and activities of Customer or any of its affiliates which is made available to FCT by Customer or any of its affiliates in furtherance of this Agreement, except to the extent such information becomes part of the public domain or disclosure is required by law, regulation or court order.

                  (b) Customer agrees that all data, reports or other information provided to customer in connection with FCT's business operations, fees or services shall be treated in the same manner as Customer treats its own confidential and proprietary information and materials and in accordance with
(a) above.



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         9. Term.

                  Except as set forth in Section 13 hereof, this Agreement shall become effective on the Effective Date and Shall remain in effect for a period of three (3) years and, thereafter, may be terminated by either party upon ninety (90) days prior written notice.

         10. Compliance With Laws.

                  FCT and Customer shall comply with all applicable federal, state and local laws and regulations, codes, orders and governmental rules and regulations in connection with all matters relating to this Agreement, and shall obtain all necessary permits required hereunder.

         11. Assignment.

                  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. FCT may (i) assign or transfer this Agreement and any rights hereunder to a division, affiliate, parent or subsidiary of FCT, or (ii) employ independent subcontractors or other agents to perform any and all Services performed by FCT hereunder.

         12. Limitation of Liability, Indemnification.

                  (a) Neither FCT nor any of its officers, employees, affiliates or subcontractors shall be liable, directly or indirectly, for any losses, claims, judgements, damages or expenses suffered or incurred by customer, its affiliates or any person claiming through them, arising out of or relating to the Services of this Agreement, other than damages or expenses directly related to the negligence or willful misconduct of FCT.

                  (b) FCT shall not be liable with respect to (i) any actions taken upon any paper, certificate or document believed by it to be genuine and/or to have been signed by the proper person and, in the case of any paper or document signed by an authorized Customer employee or representative, FCT shall not be held to have notice of any change of authority of such employee or representative until timely receipt of written notice thereof from Customer or
(ii) refusing in good faith to transfer a certificate if it is not satisfied as to the propriety of the requested transfer, or acting pursuant to any direction given by Customer in accordance with Section 2(d) hereof or otherwise. Notwithstanding the death, resignation or removal of any officer of Customer authorized to sign certificates of Stock, FCT may continue to countersign certificates bearing the manual or facsimile signature of such officer until otherwise directed in writing by Customer.

                  (c) Customer shall indemnity and hold FCT harmless from and against any and all liabilities, claims, lawsuits, settlements, judgements, costs, penalties, expenses, fees (including reasonable attorneys' fees) in connection with or in any way related to this Agreement and for any action taken or omitted to be taken by it in good faith believing it to be a proper performance of its powers and duties hereunder, including any action taken or omitted to be taken by FCT in accordance with any directions given by Customer or pursuant to advice given by counsel for Customer. In addition, Customer shall, upon the request of FCT, undertake, at Customer's expense, the defense of any suit or claim brought against FCT in connection with the performance of Service to be performed by it under this Agreement; provided, however, that Customer shall have no obligation to defend any such suit or claim which arises as a result of the negligence or willful misconduct of FCT.

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NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR
CONSEQUENTIAL DAMAGES OR ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

         13. Termination.

                  (a) This Agreement may be terminated at any time by Customer or FCT upon a material breach of a representation, covenant or term of this Agreement by the other which is not cured within a period not to exceed thirty
(30) days after the date of written notice thereof by the other party;

                  (b) Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, FCT will deliver promptly to Customer, in machine readable form on media as reasonably requested by Customer, all stockholder and other records, files and data supplied to or compiled by FCT on behalf of Customer.

                  (c) In the event of the termination of this Agreement, Customer. will pay to FCT any and all reasonable expenses associated with the conversion of Customer records to Customer or to another transfer agent and a termination fee in an amount equal to $1.50 per account, which fee in no event shall be less than One Thousand Dollars ($1,000).

         14. Notices.

                  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be deemed given only if delivered personally or sent by telegram, telephonic facsimile or by (regular) first class mail, postage prepaid, as follows:

     If to Customer to:           1838 Bond Debenture Trading Fund
                                  100 Matsonford Road
                                  Radnor, Pennsylvania 19087

                                  Attention Anna Bencrowsky
                                  Assistant Secretary

     IF to FCT to:                First Chicago Trust Company of New York
                                  14 Wall Street
                                  New York, New York 10005

                                  Attention:        Charles D. Keryc
                                                    Vice President

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or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date delivered, telegraphed or mailed.

         15. Genera1.

                  (a) Entire Agreement - This Agreement, together with all exhibits attached hereto and all materials incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, undertakings and negotiations, oral or written, between the parties concerning the subject matter hereof.

                  (b) Amendments - Except as expressly provided in this Agreement, no modification, waiver or amendment of any term or condition of this Agreement shall be effective unless it is in writing and duly executed by the party against which it is to be enforced.

                  (c) Severability - In the event any term or provision of this Agreement is declared invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby.

                  (d) Headings - Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms and provisions of this Agreement.

                  (e) Governing Law - This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

                  (f) Submission to Jurisdiction - Customer hereby consents to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York in connection with any controversy arising out of or relating to this Agreement.

                  (g) Waiver - No omission or delay by FCT or Customer at any time to enforce any right or remedy which either party may have to require performance of any of the terms, covenants or provisions of this Agreement, shall be deemed a waiver of such right or remedy, not shall such omission or delay in any way affect the right of either party to enforce thereafter such terms, covenants or provisions. No waiver of any term, covenant or provision of this Agreement shall be binding upon FCT or Customer unless made in writing and duly executed by the party to be charged therewith. No waiver of any term, covenant or provision of this Agreement shall be construed as a waiver of any other term, covenant or provision of this Agreement, or as a consent to any subsequent waiver of any term, covenant or provision of this Agreement.

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                  (h) Remedies - The remedies available to FCT or Customer under this Agreement Shall be deemed to be cumulative any may be exercised by either party successively or concurrently; such remedies are not intended to limit any right or remedy available to either party at law or in equity.

                  (i) Representations - The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their administrators, legal representatives, successors and assigns, and shall not be construed as conferring any rights on any other persons.

                  (j) Force Majeure - Notwithstanding anything to the contrary contained herein, FCT shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, shortage of supply, breakdown or malfunction, interruptions or malfunction of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or labor difficulties.

                  (k) Survivorship - The provisions of Article 8 and 12 shall survive any expiration or termination of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                  1838 BOND DEBENTURE TRADING FUND, INC.


                                  By: John H. Donaldson
                                      --------------------------------
                                         Title: President

                                  FIRST CHICAGO TRUST COMPANY OF NEW YORK


                                  By: Charles D. Keryc
                                      --------------------------------
                                         Title: Senior Managing Director



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